As filed with the Securities and Exchange Commission on October 1, 2018
Registration No. 333-221503

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement 333-221503

FORM S-3
Registration Statement
Under
The Securities Act of 1933

ANDEAVOR
(Exact name of registrant as specified in its charter)

Delaware	95-0862768
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
19100 Ridgewood Parkway San Antonio, TX 78259 (210) 626-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Molly R. Benson
Vice President and Secretary
539 South Main Street
Findlay, Ohio 45840-3229
419-422-2121
(Name, Address and Telephone Number of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of unsold securities.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-221503) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on November 13, 2017 by Andeavor LLC (as successor issuer to Andeavor) is being filed to deregister securities that were registered but unsold under the Registration Statement, if any.
On October 1, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 29, 2018, as amended, among Marathon Petroleum Corporation, a Delaware corporation (“MPC”), Andeavor, a Delaware corporation, Mahi Inc., a Delaware corporation and wholly owned subsidiary of MPC (“Merger Sub 1”), and Andeavor LLC (f/k/a Mahi LLC), a Delaware limited liability company and wholly owned subsidiary of MPC, Merger Sub 1 merged with and into Andeavor (the “First Merger”), with Andeavor surviving the First Merger as a wholly owned subsidiary of MPC. Immediately after the consummation of the First Merger, Andeavor merged with and into Andeavor LLC (the “Second Merger” and, together with the First Merger, the “Merger”) with Andeavor LLC surviving the Second Merger as a wholly owned subsidiary of MPC.
As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to terminate the effectiveness of the Registration Statement and remove from registration any and all securities previously registered but unsold under the Registration Statement as of the effective time of the Merger. In accordance with undertakings made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Andeavor LLC hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Andeavor LLC as successor by merger to the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the above referenced Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, in the State of Ohio, on October 1, 2018.

ANDEAVOR LLC
(successor in interest to Andeavor)

By:	/s/ Molly R. Benson
Name: Molly R. Benson
Title: Vice President and Secretary

* Effective as of October 1, 2018, pursuant to an Agreement and Plan of Merger dated as of April 29, 2018 and amended on July 3, 2018 and September 18, 2018 by and among Andeavor, Marathon Petroleum Corporation (“MPC”), Mahi Inc. and Andeavor LLC (f/k/a Mahi LLC), following the merger of Mahi Inc. with and into Andeavor, Andeavor subsequently merged with and into Andeavor LLC, with Andeavor LLC surviving the merger as a wholly owned subsidiary of MPC.